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Exhibit 10.9.1

EMPLOYMENT AGREEMENT

              This Employment Agreement (Severance Agreement) is entered into as of the date set forth below by and between East West Bank (hereinafter referred to as "Company"), and James Terry Schuler (hereinafter referred to as "Executive").

W I T N E S S E T H

              WHEREAS, in order to insure the successful management of its business, Company desires to avail itself of the continued experience, skills, abilities and knowledge of Executive; and

              WHEREAS, both the Company and the Executive desire to embody certain terms and conditions of Executive's employment in this written agreement in order to induce Executive's continued employment with the Company; and

              NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions, hereinafter set forth, parties hereto covenant and agree as follows:

    1.
    EMPLOYMENT AT WILL; TERMINATION.

    (a)
    Pursuant to the provisions of all applicable federal and state statutes and regulations including California Labor Code Section 2922, it is the specific intent of the Company and the Executive that the employment shall be "at will", and any and all other provisions of this Agreement to the contrary notwithstanding, Executive's employment hereunder may be terminated as follows:

        Without Cause. In the sole and absolute discretion of the Company for any cause whatsoever; provided, however, that if such termination occurs for any cause other than those causes particularly described below, Executive shall receive a severance payment in the amount equal to one year of the then current annual cash salary in full and complete satisfaction of any and all rights which Executive might enjoy hereunder to severance payments.

        With Cause. In the event of Executive's death or willful breach or habitual neglect of his duties and obligations under this Agreement, financial dishonesty, disability whereby Executive is unable to continue his duties hereunder, violation of the obligations of Executive to keep trade secrets confidential, conviction of a felony or the closing of the Company under order of regulatory authorities or any other governmental regulator of competent jurisdiction, Executive or Executive's estate shall not receive any severance payment.

    (b)
    All severance payments shall be made in a lump sum upon termination, subject to required payroll withholding and IRS Form W-2 reporting.

    2.
    Entire Agreement. This Agreement sets forth the entire agreement between Executive and the Company pertaining to the subject matter hereof, fully supersedes any and all prior agreements or understandings pertaining to the subject matter hereof and no change in modification of or addition, amendment or supplement to this Agreement shall be valid unless set forth is writing and signed and dated by Executive and the Company.

    3.
    Applicable Law. The existence, validity, construction and operational effect of this Agreement shall be determined in accordance with California law and applicable Federal and banking laws and regulations.

DATED: July 26, 2011

EAST WEST BANK
By:

EXECUTIVE

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  Exhibit 10.9.1